Exhibit 99.1

AZZ Inc. Appoints Ed McGough to the
Board of Directors

Contact:	Paul Fehlman, Senior Vice President – Finance and CFO AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700 Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 23, 2017 – FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced the appointment of Mr. Ed McGough, age 56, to serve as a new member of AZZ’s Board of Directors. Mr. McGough will serve as a director until he stands for election at AZZ’s next Annual Shareholders meeting in 2017.

Mr. McGough has served as the Senior Vice President of Global Manufacturing and Technical Operations at Alcon Laboratories, Inc. (“Alcon”), a division of Novartis AG, since 2008. Mr. McGough joined Alcon in 1991 as a Manager of Quality Assurance and Regulatory Affairs in Alcon’s Pennsylvania facility. He has held various other leadership positions at Alcon in both Fort Worth and Puerto Rico, including: Director of Quality Assurance; Director of Operations; Director of Manufacturing; and Vice President and General Manager of Manufacturing in Fort Worth and Houston. Prior to these roles, he served as Vice President, Manufacturing, Pharmaceutical Operations, responsible for Alcon’s pharmaceutical plants in the United States, Brazil, Mexico, Spain, Belgium and France. Prior to joining Alcon, Mr. McGough served in various quality engineering and management roles with Baxter Healthcare Corporation. Mr. McGough earned a Bachelor of Science in industrial engineering from Louisiana Tech University and is also a graduate of the Stanford Executive Program.

Mr. Kevern Joyce, Chairman of AZZ’s Board of Directors, said, “We are pleased Ed McGough has agreed to join AZZ’s Board of Directors. Ed has built a distinguished career holding leadership positions in quality assurance, global manufacturing, supply chain, distribution network and customer service operations. His international expertise will add additional depth to the Board’s broad scope of professional backgrounds.”

Mr. Joyce further noted, “Over the past few years we have implemented several Board succession initiatives, and the addition of Ed McGough is yet another step in our continuing strategic Board refreshing process.”

Exhibit 99.1

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

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